                                                                    Exhibit 12.1

                    SCOTSMAN HOLDINGS, INC.AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges



                                                       Year Ended December 31,
                                          --------------------------------------------------
                                            1996      1997      1998      1999       2000
                                            ----      ----      ----      ----       ----
                                                    (Dollars in thousands)
Earnings:
  Earnings from continuing
   operations before income taxes
   and extraordinary item                 $15,175   $ 9,965   $12,456   $ 31,965   $ 31,021
  Fixed charges from below                 26,859    44,900    67,346     86,817     95,140
                                          -------   -------   -------   --------   --------
   Total earnings                         $42,034   $54,865   $79,802   $118,782    126,161
                                          -------   -------   -------   --------   --------

Fixed Charges:
  Interest                                $25,797   $43,611   $65,110   $ 83,878   $ 91,860
  Interest component of rent expense:
   Total rent expense                     $ 3,188   $ 3,866   $ 6,708   $  8,817   $  9,839
   Portion considered interest expense         33%       33%       33%        33%        33%
                                          -------   -------   -------   --------   --------
     Interest component                   $ 1,062   $ 1,289   $ 2,236   $  2,939   $  3,280
                                          -------   -------   -------   --------   --------
     Total fixed charges                  $26,859   $44,900   $67,346   $ 86,817   $ 95,140
                                          -------   -------   -------   --------   --------

Earnings to Fixed Charges                    1.6x      1.2x      1.2x       1.4x       1.3x
                                          =======   =======   =======   ========   ========

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